As filed with the Securities and Exchange Commission on May 4, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST BANCORP

(Exact name of registrant as specified in its charter)

Puerto Rico	66-0561882
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1519 Ponce de Leon

San Juan, Puerto Rico 00908-0146

(Address of Principal Executive Offices) (Zip Code)

FIRST BANCORP 2008 OMNIBUS INCENTIVE PLAN, AS AMENDED

(Full title of the plan)

Lawrence Odell

Executive Vice President and General Counsel

1519 Ponce de Leon

San Juan, Puerto Rico 00908-0146

(Name and address of agent for service)

(787) 729-8252

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Common Stock, par value $0.10 per share(2)	7,450,307(2)	$4.21	$31,365,792.47	$3,594.52(3)

(1)	Calculated pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low sale prices per share of First BanCorp’s Common Stock reported on the New York Stock Exchange on April 27, 2012.
(2)	Pursuant to Rule 416(a), this registration statement also covers an indeterminate number of shares of First BanCorp Common Stock that may be issued from time to time under the First BanCorp 2008 Omnibus Incentive Plan, as amended (the “Plan”), as a result of stock splits, stock dividends, or similar transactions involving First BanCorp’s Common Stock in accordance with the anti-dilution provisions of the Plan.
(3)	Pursuant to Rule 457(p), the currently due filing fee has been offset against (i) the filing fee of $97.28 previously paid in connection with the registrant’s Registration Statement on Form S-8 (File No. 333-155764), which was effective as of November 26, 2008, under which 250,921 shares (on a post-split basis) were not sold; and (ii) the filing fee of $19,913.89 previously paid in connection with the registrant’s Registration Statement on Form S-3, (File No. 333-157349), which became effective on May 1, 2009, under which no shares were sold.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information. *

Item 2.	Registrant Information and Employee Plan Annual Information. *

*	The documents containing the information specified in this Part I will be sent or given by First BanCorp (the “Corporation”) to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this registration statement under Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Upon written or oral request, the Corporation will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The Corporation will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Any such request should be directed to Lawrence Odell, Executive Vice President and General Counsel, at First BanCorp, 1519 Ponce de León Avenue, Santurce, Puerto Rico 00908, telephone number 787-729-8285.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the SEC by the Corporation are incorporated by reference in this registration statement:

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 13, 2012;

(b)	Our Current Reports on Form 8-K filed with the SEC on February 24, 2012, March 16, 2012 and March 27, 2012; and

(c)	The description of the Corporation’s Common Stock set forth in the Corporation’s Registration Statement on Form 8-A/A, filed with the SEC on May 3, 2012.

All documents subsequently filed with the SEC by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The legality of the securities offered hereby will be passed upon for the Corporation by Lawrence Odell, Executive Vice President and General Counsel of the Corporation. Mr. Odell, an employee of the Corporation, as of May 2, 2012 beneficially owned approximately 86,999 shares of Common Stock of the Corporation and is entitled to participate in the Plan covered by this Registration Statement and other employee benefit plans offered by the Corporation.

Item 6.	Indemnification of Directors and Officers.

(a)        Article NINTH of First BanCorp’s Articles of Incorporation provides for indemnification of directors and officers as follows:

(1)        First BanCorp shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of First BanCorp) by reason of the fact that he is or was a director, officer, employee or agent of First BanCorp, or is or was serving at the written request of First BanCorp as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if it is formally determined by the Board of Directors, or other committee or entity empowered to make such determination, that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of First BanCorp, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of First BanCorp and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2)        First BanCorp shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of First BanCorp to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of First BanCorp, or is or was serving at the written request of First BanCorp as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense of settlement of such action or suit if it is formally determined by the Board of Directors, or other committee or entity empowered to make such determination, that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of First BanCorp, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to First BanCorp unless and only to the extent that the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(3)        To the extent that a director, officer, employee or agent of First BanCorp has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in a paragraph 1 or 2 of this Article NINTH, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him in connection therewith.

(4)        Any indemnification under paragraph 1 or 2 of this Article NINTH (unless ordered by a court) shall be made by First BanCorp only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth therein. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

(5)        Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by First BanCorp in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by First BanCorp as authorized in this Article NINTH.

(6)        The indemnification provided by this Article NINTH shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)        By action of its Board of Directors, notwithstanding any interest of the directors in the action, First BanCorp may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of First BanCorp, or is or was serving at the written request of First BanCorp as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such.

(8)        Notwithstanding anything contained herein to the contrary, no indemnification may be made by First BanCorp to any person if it relates to the imposition of a fine for an infraction or violation of any provision of the law.

(b)        Article 1.02(b)(6) of the Puerto Rico General Corporation Law of 1995, as amended (the “PR-GCL”), provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duty of care. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an unlawful stock repurchase or obtaining an improper personal benefit.

(c)        Article 4.08 of the PR-GCL authorizes a Puerto Rico corporation to indemnify its officers and directors against liabilities arising out of pending or threatened actions, suits or proceedings to which such officers and directors are or may be made parties by reason of being officers or directors. Such rights of indemnification are not exclusive of any other rights to which such officers or directors may be entitled under any by-law, agreement, vote of stockholders or otherwise.

(d)        Article 2.02(n) of the PR-GCL states that every corporation created under the provisions of the PR-GCL shall have the power to reimburse to all directors and officers or former directors and officers the expenses which necessarily or in fact were incurred with respect to the defense in any action, suit or proceeding in which such persons, or any of them, are included as a party or parties for having been directors or officers of one or another corporation, pursuant to the provisions of Article 4.08 of the PR-GCL described above.

(e)        First BanCorp maintains directors’ and officers’ liability insurance on behalf of its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Restated Articles of Incorporation, incorporated by reference from Exhibit 3.1 of the Registration Statement on Form S-1/A filed by First BanCorp on October 20, 2011.

4.2	By-Laws, incorporated by reference from Exhibit 3.1 of the Registration Statement on Form S-1/A filed by First BanCorp on October 20, 2011.

5.1	Opinion of Lawrence Odell, Esq., Executive Vice President and General Counsel of First BanCorp.

23.1	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on the signature pages hereto).

99.1	First BanCorp 2008 Omnibus Incentive Plan, as amended.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Juan, Puerto Rico, on May 3, 2012.

FIRST BANCORP.

By:	/s/ Orlando Berges
Orlando Berges Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Orlando Berges and Lawrence Odell, and each of them, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his name, place and stead, in any and all capacities, to sign any or all post-effective amendments to the registration statement, new registration statements pursuant to General Instruction E of Form S-8 pertaining to the registration of additional securities and post-effective amendments thereto, and any and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Aurelio Alemán Aurelio Alemán	President, Chief Executive Officer and Director (Principal Executive Officer)	May 3, 2012

/s/ Orlando Berges Orlando Berges	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 3, 2012

/s/ Pedro Romero Pedro Romero	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 3, 2012

Roberto R. Herencia	Chairman of the Board of Directors

Michael P. Harmon	Director

Thomas M. Hagerty	Director

/s/ José Menédez-Cortada José Menédez-Cortada	Director	May 3, 2012

Héctor M. Nevares	Director

/s/ José F. Rodríguez José F. Rodríguez	Director	May 3, 2012

/s/ Fernando Rodríguez-Amaro Fernando Rodríguez-Amaro	Director	May 3, 2012

/s/ Sharee Ann Umpierre-Catinchi Sharee Ann Umpierre-Catinchi	Director	May 3, 2012